                                                                   EXHIBIT 10.31

                 SECOND AMENDMENT TO DEVELOPMENT, MANUFACTURING
                             AND MARKETING AGREEMENT


        THIS AMENDMENT ("Amendment") amends the Development, Manufacturing and Marketing Agreement, dated as of December 10, 1993 (the "Agreement") between BAXTER HEALTHCARE CORPORATION, a Delaware corporation ("Baxter") with principal offices at One Baxter Parkway, Deerfield, Illinois 60015, and CERUS CORPORATION, a Delaware corporation ("Cerus"), successor in interest to STERITECH, INC., a California corporation, with principal offices at 2525 Stanwell Drive, Concord, California 94520. The Amendment is effective as of June 30, 1998 ("Second Amendment Effective Date").

1.      BACKGROUND.

        1.1 Cerus and Baxter previously entered into a Memorandum of Agreement and separate Memorandum "Re: 1997 Project Budgets," each dated as of January 3, 1997 (collectively, the "First Amendment"), which amended the Agreement.

        1.2 Cerus and Baxter have agreed to certain other modifications to the Agreement as set forth herein.

2.      DEFINITION OF TERMS.

        The words appearing in capitalized form throughout this Amendment shall have the meanings assigned to them in the Agreement. All references in the Agreement to Steritech are deemed to be references to Cerus, effective as of the date of the merger of Steritech into Cerus (January 31, 1997).

3.      EXPENDITURES.

        A Section 3.8.3 shall be added to the Agreement to read as follows:

        "3.8.3 Notwithstanding the foregoing provisions of this Section 3.8, for the period commencing April 1, 1998, Cerus will fund Baxter's share of the costs and expenses of the Cooperative Development in the amount of five million dollars ($5,000,000), after which all costs and expenses of the Cooperative Development Work shall be borne equally by Baxter and Cerus. The reconciliation of expenditures provided for in Sections 3.12 and 3.13, shall be subject to the preceding sentence."

4.      MILESTONE PAYMENTS.

        A Section 4.3 shall be added to the Agreement to read as follows:

        "4.3 APPROVAL PAYMENT. Baxter shall pay to Cerus the amount of five million dollars ($5,000,000) promptly upon receipt from the FDA of a new drug approval (NDA) or pre-market approval (PMA) or equivalent, or receipt of a CE Mark Approval in Europe, for the System."


                                       1.

5.      MARKETING.

        Section 6.3 of the Agreement shall be deleted, and a new Section 6.3 will be added to the Agreement to read as follows:

        "6.3 MEETINGS CONCERNING MARKETING. The Management Board shall meet from time-to-time to discuss and approve marketing strategies in order to optimize customer acceptance and effective promotion of the System. All final plans and strategies regarding System marketing, distribution and pricing shall be established by the Management Board reasonably and in good faith. Baxter shall follow the plans and strategies established by the Management Board. The Management Board will review the marketing plans and strategies, including pricing, from time to time in the light of market conditions. Day-to-day marketing and sales decisions will not be made by the Management Board; Baxter will be responsible to make day-to-day marketing and sales decisions using its best efforts to maximize Net Sales in the interest of both parties."

6.      TERMINATION PAYMENT.

        A Section 13.4 and Section 13.5 shall be added to the Agreement to read as follows:

        "13.4 TERMINATION PAYMENT. In the event of cessation of the Cooperative Development Work for any reason whatsoever, whether based on either party's unilateral cessation of participation or a mutual decision to cease participation, or in the event this Agreement is terminated for any reason whatsoever, either by one party or by mutual agreement, Baxter will promptly pay to Cerus a termination payment in the amount of five million dollars ($5,000,000), or such lesser amount of Baxter's share of costs and expenses for the Cooperative Development Work funded by Cerus pursuant to Section 3.8.3 to the date of cessation or termination. Such payment shall be in addition to any other payments required of Baxter as provided elsewhere in this Agreement."

        "13.5 RESTRICTION ON UNILATERAL CESSATION. Notwithstanding Section 13.1, neither party shall unilaterally cease participation in the Cooperative Development Work until Cerus has funded the amount set forth in Section 3.8.3."

7.      EFFECTIVENESS.

        Notwithstanding any other provision hereof, the amendments to Sections
3.8.3 and 4.3 set forth above shall be effective only upon the Closing, as defined in the Series A Preferred Stock Purchase Agreement of even date herewith between Baxter and Cerus.

8.      CONCERNING CARRY-OVER OBLIGATION.

        Cerus acknowledges and agrees that Baxter has no obligation relating to carry-over of expenses owed by Baxter to Cerus pursuant to the First Amendment.


                                       2.

        IN WITNESS WHEREOF, this Amendment is signed by duly authorized representatives of each party as of the Second Amendment Effective Date.


CERUS CORPORATION                     BAXTER HEALTHCARE CORPORATION



By:     /s/ Stephen T. Isaacs         By:    /s/ Roberto Perez
        -------------------------            -------------------------------
        STEPHEN T. ISAACS                    ROBERTO PEREZ
Title:  President and Chief           Title:  President, Baxter Fenwal Division
        Executive Officer